Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor / Media Contact:
Mel Stephens
(248) 447-1624
Investor Contact:
Ed Lowenfeld
(248) 447- 4380
Lear Reports First Quarter Financial Results and
Maintains 2011 Full Year Core Operating Earnings Outlook
     SOUTHFIELD, Michigan, April 29, 2011 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today reported financial results for the first quarter and maintained its 2011 full year core operating earnings outlook. Highlights include:
•	Net sales of $3.5 billion, up 20% from a year ago

•	Core operating earnings of $205 million, up 48% from a year ago and the seventh consecutive quarter of year-over-year improvement

•	Free cash flow of $84 million

•	Earnings per share of $1.44, up 136% from a year ago

•	Initiated cash dividend, authorized $400 million share repurchase program and completed two-for-one stock split

•	Corporate credit rating upgraded by Standard & Poor’s

•	2011 full year core operating earnings outlook unchanged
Business Conditions
     In the first quarter, global industry production improved 5% from a year ago, reflecting growth in most of the world’s major markets partially offset by a 32% decline in Japan, where production was disrupted following the earthquake and tsunami on March 11, 2011.
     “Our positive momentum continued in the first quarter. Both of our business units reported increased sales and earnings. During the quarter, we initiated a cash dividend, authorized a $400 million share repurchase program and completed a stock split, reflecting our confidence in the business and our strong balance sheet. Despite an uncertain production environment in the near-term related to the disaster in Japan, we believe the industry will continue to grow over the foreseeable future,” said Bob Rossiter, Lear’s chief executive officer and president.
(more)

First Quarter 2011 Financial Results
     For the first quarter of 2011, Lear reported net sales of $3.5 billion, pretax income of $202.7 million, including restructuring costs and other special items of $2.0 million, and diluted net income per share (earnings per share) of $1.44. Income before interest, other (income) expense, income taxes, restructuring costs and other special items (core operating earnings) was $205.0 million, and adjusted diluted net income per share (adjusted earnings per share) was $1.46. This compares with net sales of $2.9 billion, pretax income of $80.2 million, core operating earnings of $138.2 million and adjusted earnings per share of $0.61 in the first quarter of 2010. A reconciliation of core operating earnings to pretax income and adjusted earnings per share to diluted net income per share, as determined in accordance with accounting principles generally accepted in the United States (GAAP), is provided in the attached supplemental data page.
     In the Seating segment, net sales were up 18% to $2.7 billion, primarily driven by the addition of new business and the improvement in global vehicle production. In the Electrical Power Management Systems segment, net sales were up 26% to $786.7 million, primarily driven by the improvement in global vehicle production. Operating margins in both segments improved on a year-over-year basis, primarily reflecting the increase in sales and the benefit of cost reduction actions, partially offset by increased commodity, launch and program development costs.
     In the first quarter of 2011, free cash flow was $83.7 million, as compared with free cash flow of $4.1 million in the first quarter of 2010. Net cash provided by operating activities was $154.2 million and $38.9 million in the first quarters of 2011 and 2010, respectively. A reconciliation of free cash flow to net cash provided by operating activities, as determined in accordance with GAAP, is provided in the attached supplemental data page.
Dividend, Share Repurchase and Stock Split
     On February 16, 2011, Lear’s Board of Directors authorized a three-year $400 million share repurchase program, declared a $0.25 per share quarterly cash dividend, on a pre-split basis, and announced a two-for-one stock split of its common stock. The dividend was paid on March 16, 2011, and the stock split was effective on March 17, 2011.
Full Year 2011 Financial Outlook
     We continue to monitor and assess the impact on our business of the recent earthquake and tsunami in Japan. Lear does not have any production facilities in Japan. The earthquake and tsunami, however, have adversely impacted portions of the automotive industry outside of Japan, leading to intermittent customer production downtime and continued shortages of certain electronic components. Although there is uncertainty regarding the ultimate impact of these events, at this time we expect to experience an indirect impact that could be significant during the second quarter, but do not anticipate a significant impact for the full year.

     After taking into account global industry developments that have occurred since our prior outlook and the near-term production uncertainty related to the disaster in Japan, we are reaffirming our 2011 outlook for core operating earnings.
     Our assumptions for industry vehicle production in our major markets remain unchanged from our prior outlook, and include production of 17.4 million units in Europe, 12.5 million units in North America and 15.7 million units in China. In Japan, our industry vehicle production assumption is 7.1 million units, down 1.6 million units from our prior outlook. Our financial outlook is based on an average full year exchange rate of $1.40/Euro, up 5% from our prior outlook.
     Lear expects 2011 net sales in the range of $13.0 to $13.4 billion, up $400 million from our prior outlook, primarily reflecting a change in the Euro assumption included in our forecast. The outlook for core operating earnings remains unchanged at $700 to $740 million. Free cash flow for 2011 is expected to be approximately $400 million, unchanged from our prior outlook. Interest expense for 2011 is estimated to be approximately $45 million, down $10 million from our prior outlook, primarily reflecting the refund of interest related to a favorable settlement of an indirect tax matter in the first quarter of 2011.
     Pretax income before restructuring costs and other special items is estimated to be in the range of $655 to $695 million, up $10 million from our prior outlook, reflecting lower interest expense. Tax expense excluding restructuring costs and other special items is expected to be approximately $125 million, unchanged from our prior outlook. Adjusted net income attributable to Lear is expected to be in the range of $505 to $545 million and adjusted earnings per share is expected to be in the range of $4.70 to $5.05 per share, up from our prior outlook. The adjusted earnings per share outlook reflects the impact of the two-for-one stock split that was completed in March 2011.
     Pretax operational restructuring costs in 2011 are estimated to be about $125 million, unchanged from our prior outlook. Capital spending in 2011 is estimated to be approximately $300 million, up $50 million from our prior outlook, primarily reflecting an expansion of our vertical integration capabilities in emerging markets. Depreciation and amortization expense is estimated to be about $260 million in 2011, up $10 million from our prior outlook.
Webcast Information
     Lear will webcast a conference call to review the Company’s first quarter 2011 financial results and related matters on Friday, April 29, 2011, at 9:00 a.m. Eastern Daylight Time, through the Investor Relations link at http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until May 13, 2011, with a Conference I.D. of 49684093.
Non-GAAP Financial Information
     In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “income before interest, other (income) expense, income taxes, restructuring costs and other special items (core operating earnings),” “pretax income before restructuring costs and other special items,” “adjusted net income attributable to Lear,” “adjusted diluted net income per share attributable to Lear (adjusted earnings per share),” “tax expense excluding restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, equity in net income of affiliates, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities and gains and losses on the sales of assets. Adjusted net income attributable to Lear and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon, and other discrete tax items. Free cash flow represents net cash provided by operating activities less capital expenditures.
     Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, pretax income before restructuring costs and other special items, adjusted net income attributable to Lear, adjusted earnings per share and tax expense excluding restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.
     Core operating earnings, pretax income before restructuring costs and other special items, adjusted net income attributable to Lear, adjusted earnings per share, tax expense excluding restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income, net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.
     For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data page which, together with this press release, have been posted on the Company’s website through the investor relations link at http://www.lear.com.
     Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All such forward-looking statements contained or incorporated in this press release or in any other public statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Actual results may differ materially from any or all forward-looking statements made by the Company. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; the financial condition and restructuring actions of the Company’s customers and suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles or the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the outcome of customer negotiations and the impact of customer-imposed price reductions; the impact and timing of program launch costs and the Company’s management of new program launches; the costs, timing and success of restructuring actions; increases in the Company’s warranty, product liability or recall costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company and its key customers and suppliers; the cost and availability of raw materials, energy, commodities and product components and the Company’s ability to mitigate such costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the impact of pending legislation and regulations or changes in existing federal, state, local or foreign laws or regulations; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers; limitations imposed by the Company’s existing indebtedness and the Company’s ability to access capital markets on commercially reasonable terms; impairment charges initiated by adverse industry or market developments; the Company’s ability to execute its strategic objectives; changes in discount rates and the actual return on pension assets; costs associated with compliance with environmental laws and regulations; developments or assertions by or against the Company relating to intellectual property rights; the Company’s ability to utilize its net operating loss, capital loss and tax credit carryforwards; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
     Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 87,000 employees at 200 facilities located in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.
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Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Month
	Period Ended
	April 2,	April 3,
	2011	2010
Net sales	$3,511.7	$2,938.5

Cost of sales	3,188.3	2,683.7
Selling, general and administrative expenses	117.5	127.9
Amortization of intangible assets	6.8	6.7
Interest expense	3.3	19.0
Other (income) expense, net	(6.9)	21.0

Consolidated income before income taxes	202.7	80.2
Income taxes	40.0	6.4

Consolidated net income	162.7	73.8
Net income attributable to noncontrolling interests	6.7	7.7

Net income attributable to Lear	$156.0	$66.1

Diluted net income per share attributable to Lear	$1.44	$0.61

Weighted average number of diluted shares outstanding	108.2	108.0

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	April 2,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$1,707.1	$1,654.1
Accounts receivable	2,258.4	1,758.4
Inventories	627.0	554.2
Other	458.1	418.8

	5,050.6	4,385.5

Long-Term:
PP&E, net	1,044.8	994.7
Goodwill	642.0	614.6
Other	625.6	626.3

	2,312.4	2,235.6

Total Assets	$7,363.0	$6,621.1

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$3.6	$4.1
Accounts payable and drafts	2,246.7	1,838.4
Accrued liabilities	1,107.2	976.0

	3,357.5	2,818.5

Long-Term:
Long-term debt	695.0	694.9
Other	546.8	538.9

	1,241.8	1,233.8

Equity	2,763.7	2,568.8

Total Liabilities and Equity	$7,363.0	$6,621.1

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Net Sales
Europe	$1,524.9	$1,255.6
North America	1,206.9	987.6
Asia	506.0	452.1
Rest of World	273.9	243.2

Total	$3,511.7	$2,938.5

Content Per Vehicle [1]
Europe	$320	$274
North America	$355	$336

Free Cash Flow [2]
Net cash provided by operating activities	$154.2	$38.9
Capital expenditures	(70.5)	(34.8)

Free cash flow	$83.7	$4.1

Depreciation and Amortization	$61.5	$58.5

Diluted Shares Outstanding at end of quarter [3]	107,842,620	108,151,686

Core Operating Earnings [2]
Pretax income	$202.7	$80.2
Interest expense	3.3	19.0
Other (income) expense, net	(6.9)	21.0
Restructuring costs and other special items -
Costs related to restructuring actions	2.1	14.2
Other	3.8	3.8

Core Operating Earnings	$205.0	$138.2

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$156.0	66.1
Restructuring costs and other special items -
Costs related to restructuring actions	2.1	14.2
Gain related to affiliate transaction	(3.9)	—
Other	3.8	3.8
Tax impact of special items and other net tax adjustments [4]	(0.3)	(17.9)

Adjusted net income attributable to Lear	$157.7	$66.2

Weighted average number of diluted shares outstanding	108.2	108.0

Diluted net income per share attributable to Lear	$1.44	$0.61

Adjusted earnings per share	$1.46	$0.61

[1]	Content Per Vehicle for 2010 has been updated to reflect actual production levels.

[2]	See “Non-GAAP Financial Information” included in this press release.

[3]	Calculated using stock price at end of quarter. Diluted shares outstanding at end of quarter for 2010 has been restated to reflect the two-for-one stock split.

[4]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature and their calculation is based on various assumptions and estimates.